Exhibit 99.1

ICT GROUP FINANCIAL MEDIA CONTACT:	ICT GROUP INVESTOR CONTACT:
BERNS COMMUNICATIONS GROUP, LLC	MBS VALUE PARTNERS
Michael McMullan	Betsy Brod
212-994-4660	212-750-5800

ICT GROUP APPOINTS RICHARD R. ROSCITT TO BOARD OF DIRECTORS

NEWTOWN, PA, JULY 1, 2008 — ICT GROUP, INC. (NASDAQ: ICTG), a leading global provider of customer management and business process outsourcing solutions, today announced the appointment of Richard R. Roscitt to its Board of Directors. Mr. Roscitt will also serve on the Audit and Nominating Committees of the Board.

Mr. Roscitt, 57, currently serves as Chairman and Chief Executive Officer of SMobile Systems, Inc., a privately held firm which designs leading-edge security applications for mobile devices. Previously, Mr. Roscitt served as President and Chief Operating Officer of MCI Inc., where he helped lead the company out of bankruptcy.

Mr. Roscitt’s long-standing tenure within the telecommunications industry includes previous executive leadership positions at ADC Telecommunications, AT&T Business Services and AT&T Solutions. Mr. Roscitt received a Bachelor of Engineering degree from Stevens Institute of Technology and an MBA in Management from the Sloan School of Management at MIT.

Mr. Roscitt is replacing Seth Lehr of LLR Equity Partners, LP, who has served on ICT GROUP’s Board of Directors for eight years and is stepping down due to the need to fully devote his efforts to his company’s expanding private equity investment portfolio of companies.

“With over 30 years’ experience and demonstrated Corporate Governance and organizational leadership capabilities, Rick is a welcome addition to our board of directors,” said John J. Brennan, Chairman and Chief Executive Officer of ICT GROUP.

“At this time, I would also like to thank Seth Lehr for his years of service and support for the Company,” continued Mr. Brennan. “Seth has been a strong contributor to ICT GROUP’s growth and success within the BPO services market.”

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About ICT GROUP:

ICT GROUP, headquartered in Newtown, Pa., is a leading global provider of customer management and business process outsourcing solutions. The Company provides a comprehensive mix of customer care/retention, acquisition, up-selling/cross-selling, technical support, market research and database marketing as well as e-mail management, data entry/collections, claims processing and document management services, using its global network of onshore, near-shore and offshore operations. ICT GROUP also provides interactive voice response (IVR) and advanced speech recognition solutions as well as hosted Customer Relationship Management (CRM) technologies, available for use by clients at their own in-house facility or on a co-sourced basis in conjunction with the Company’s fully integrated contact center operations. To learn more about ICT GROUP, visit the Company’s website at www.ictgroup.com.

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